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                                                                    EXHIBIT 99.1





                                                                        CONTACT:
                                           Media - Lillian Kilroy (410) 277-2833
                          Investment Community - Patricia Ferrick (703) 352-2583



                   PROVIDENT BANKSHARES CORPORATION ANNOUNCES
                   ------------------------------------------
                        EARNINGS FOR SECOND QUARTER 2004
                        --------------------------------
              CONSUMER AND COMMERCIAL BUSINESS RESULTS DRIVE GROWTH
                    PROVIDENT CLOSES ON STRATEGIC MERGER WITH
                           SOUTHERN FINANCIAL BANCORP

BALTIMORE: (July 22, 2004) - Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, today reported $10.5 million in net income or $0.34 per diluted share, for the second quarter of 2004.

The Company remained focused on key strategies to grow its regional banking business and continued to expand its territory and customer base while maintaining strong asset quality. During the quarter, the Company closed on its merger with Southern Financial Bancorp, Inc. Consequently, the balance sheet growth during the second quarter 2004 was driven to a large extent by this merger. Successful execution of key business strategies drove total average loans for the quarter up $782 million, or 31%, over the second quarter 2003. Asset quality remained strong, with net loan charge-offs as a percentage of average loans declining 25%, to 21 basis points. Deposit growth was also solid with average demand and money market deposit balances increasing 29% and 34%, respectively.

SECOND QUARTER FINANCIAL HIGHLIGHTS

o Net interest margin improved to 3.31% from 3.18% for the 2003 second quarter
o Non-interest income (excluding net losses) grew 9% from the comparable period in 2003
o Asset quality remained strong as net charge-offs as a percentage of average loans declined 25% to 21 basis points from 28 basis points last year
o Average loans increased $782 million, or 31%, from the 2003 second quarter, of which $324 million represented organic Provident growth
o Average deposits, excluding brokered time deposits, increased $625 million, or 22%, from the 2003 second quarter, of which $146 million represented organic Provident growth


SECOND QUARTER RESULTS

Provident Bankshares reported net income for the quarter ending June 30, 2004 of $10.5 million, a decrease of 14% over the second quarter of 2003. This represents earnings of $0.34 per diluted share compared with $0.49 per diluted share for the 2003 second quarter. This decline was the result of planned balance sheet restructuring coincident with the Southern Financial merger. During the quarter, the Company recognized an $8 million pre-tax net loss on securities, or $0.18 per diluted share, from these restructuring activities. The merger provided the Company with a unique opportunity to decrease the size of the investment portfolio in relation to total assets.



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Average loans increased 31% over the second quarter of 2003, driven by strong loan demand in both the commercial and consumer business segments. Average commercial real estate loans grew $298 million, or 50%, while commercial business loans grew $220 million, or 59%. The increase in the commercial loan portfolio also reflects the benefits derived from Southern Financial's emphasis on commercial lending. Average consumer loans rose $264 million, or 17%, with home equity loans and lines representing 70% of the increase.

Average deposits increased $606 million, or 19%, over the same quarter last year. Demand and money market deposits showed increases of $282 million and $154 million, respectively, through organic deposit growth and the addition of Southern Financial deposits. Average brokered deposits declined $19 million. While Provident's average brokered deposits declined $163 million from the 2003 second quarter; the merger with Southern Financial added $144 million in callable time deposits during the quarter.

The net interest margin on a tax equivalent basis improved to 3.31%, compared to 3.18% for the second quarter 2003. The improvement in net interest margin is the result of combining the two companies' balance sheets during the quarter. The execution of the restructuring, which eliminated over $400 million in low margin securities, should further improve the margin in future quarters.

Non-interest income, excluding net losses, grew 9% to $25.5 million, up from $23.3 million in the second quarter 2003. Provident also continued to post solid fee income growth. Total deposit service fees increased $1.8 million, or 9%, over the 2003 second quarter, driven by growth in commercial and consumer deposit accounts and transaction volume in both the Baltimore and Washington metropolitan markets.

Total non-performing loans at June 30, 2004 were $29.7 million compared with $19.4 million the same quarter a year ago. This increase represents loans acquired from the Southern Financial merger. The level of non-performing loans at June 30, 2004 is consistent with historical trends of the two companies on a combined basis. Net charge-offs of $1.7 million were consistent with the 2003 second quarter amount, and the allowance for loan losses, at 1.35% of period-end loans, was approximately 161% of non-performing loans.

Capital ratios remained sound. The leverage ratio was 8.50%, compared to 7.51% in the second quarter of 2003. Total risk-based capital increased to 13.25%, up from 13.10% at second quarter end 2003.

SOUTHERN FINANCIAL BANCORP INC. MERGER

Following the merger between Provident Bankshares and Southern Financial on April 30, 2004, the Company successfully completed the conversion of the Southern Financial deposit and loan customers to Provident's core processing system on May 31, 2004, meeting its targeted `Customer Day One' of June 1, 2004. This strategic merger will strengthen Provident's commercial banking market position in Virginia and metropolitan Washington, and provide the opportunity to expand the Company's consumer banking presence into central and eastern Virginia. Also, during the second quarter, the Company signed a definitive agreement to sell three Norfolk/Tidewater area branches acquired in the merger, because these branches were outside of the Company's strategic footprint. The transaction is expected to close in the fourth quarter of 2004.



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DIVIDEND DECLARED

Provident Bankshares announced today that its Board of Directors has declared a quarterly cash dividend of $0.255 per share. This is the forty-third consecutive quarterly dividend increase. The quarterly cash dividend will be paid on August 13, 2004 to stockholders of record at the close of business on August 2, 2004.

MANAGEMENT COMMENT

Commenting on the Company's second quarter performance, Chairman and CEO Gary N. Geisel said, "I am pleased with our performance during the second quarter of 2004. We continued to focus on our key strategies and we saw steady growth in both the consumer and commercial business lines. Our successful closing and integration of our merger with Southern Financial and the completion of our balance sheet repositioning also accelerated progress toward our strategic goals, including improving our financial fundamentals.

We believe the combined Provident-Southern franchise, what I call `The New Provident', will become a regional banking powerhouse that encompasses Virginia and Maryland and the three major metropolitan markets of Baltimore, Washington and Richmond. This is a franchise that can respond equally well to the needs of both consumer and commercial customers. As a larger, more geographically diverse organization, Provident will continue to provide the products and services of our largest competitors, while delivering the level of service found in only the best community banks."

KEY BUSINESS STRATEGIES CONTINUE TO DRIVE RESULTS

Continued commitment to its key business strategies enabled Provident to post positive results in the second quarter, despite economic and geopolitical uncertainty. The Bank is well positioned for solid performance for the remainder of 2004.

Provident's key business strategies are:

     BROADEN PRESENCE AND CUSTOMER BASE IN THE VIRGINIA AND WASHINGTON METROPOLITAN MARKETS
     Provident continued to increase its production from these key expansion areas. The Southern Financial merger accelerated this expansion with the addition of thirty branches, based primarily in the Northern Virginia and Richmond metropolitan markets. The acquisition drove much of the balance increases in this market during the quarter. Average commercial and consumer deposits increased 125% and 59%, respectively. Average consumer transaction account balances increased 51% from $133 million in the second quarter of last year to $202 million in the current quarter. Average money market deposits increased 50% while savings deposits increased 66%.

     In the current quarter, Provident more than doubled average consumer loan balances over the second quarter of 2003 in the Virginia/Washington metro markets, evidencing its ability to capture consumer loan demand in this market and the benefits of the Southern Financial merger.


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     GROW COMMERCIAL BUSINESS IN MARYLAND AND VIRGINIA
     Strong commercial deposit growth occurred with average transaction account balances growing 49%, and money market balances growing 122%. Average commercial loan demand remained strong with Provident growing its average commercial portfolio by 56%. The increase in the commercial loan and deposit portfolios also reflects the benefits derived from Southern Financial's emphasis in commercial lending.

     FOCUS RESOURCES ON GROWTH IN CORE BUSINESS LINES
     Core banking operations continued to drive Provident's positive results. Average consumer loan balances increased $264 million, or 17%, over the 2003 second quarter. Provident's expertise in home equity lending resulted in an increase of 46% over the same quarter last year. Average commercial loans also increased during the quarter, up 56%, or $521 million, from the 2003 second quarter. This increase represented 56% commercial real estate and 44% commercial business loans. The addition of Southern Financial commercial loans represents $376 million, or 40% of the total increase, and reflects Southern Financial's focus on its commercial customer base.

     Total average deposits increased 19%, or $606 million, representing gains in demand, money market, savings and direct time deposits, with the strongest growth in money market and demand accounts of 34% and 29%, respectively. Brokered time deposits declined $19 million to $338 million, or 9% of total deposits, in the 2004 second quarter. Average deposits, excluding brokered time deposits, now represent 91% of total deposits, up from 89% in the second quarter 2003.


      IMPROVE FINANCIAL FUNDAMENTALS
      The leverage and total risk-based capital ratios were 8.50% and 13.25%, up from 7.51% and 13.10%, respectively for the second quarter 2003. Net interest margin improved to 3.31% from 3.18% for the same quarter last year. The efficiency ratio also showed improvement, down to 65% from 67% for the respective periods.

      Asset quality remained strong, despite the increase in non-performing loans. Net charge-offs remained stable at $1.7 million. The current allowance for loan losses represents 6.4 times the quarter's annualized charge-off rate to average loans.

OUTLOOK FOR THE FUTURE

Commenting on the future for Provident Bankshares, Chairman and CEO Gary N. Geisel added, "We are excited about the opportunities the Southern Financial merger provides us. On the financial side, we will accelerate our transition to a balance sheet that is more reflective of our core strategies, with the financial fundamentals improvement that will follow. On the business side, we will continue Southern's emphasis on commercial and small business customers in Southern's market area."



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Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the dynamic Baltimore-Washington corridor through a network of 146 offices in Maryland, Virginia, and southern York County, PA. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.
                                                    ----------------

SPECIAL NOTE: Provident Bankshares Corporation's second quarter earnings teleconference will be webcast at 10:00 a.m. (EDT) on Thursday, July 22, 2004. The webcast can be accessed on the Provident website at www.provbank.com. The
                                                        ----------------
webcast will include discussions of the most recent quarter's results of operations and may include forward-looking information such as guidance on future results. A replay of the webcast will be available until July 30, 2004. An audio replay of the webcast will also be available until 11:59 p.m. July 29, 2004 at 1-800-428-6051, passcode ID 361709. Supplemental financial information will be posted on the Provident website today in conjunction with the webcast and can be accessed by selecting the link to Corporate Information and Investor Relations and then selecting the link to Financial Reports.
###

THIS PRESS RELEASE, AS WELL AS OTHER WRITTEN COMMUNICATIONS MADE FROM TIME TO TIME BY PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES (THE "COMPANY") (INCLUDING, WITHOUT LIMITATION, THE COMPANY'S 2003 ANNUAL REPORT TO STOCKHOLDERS) AND ORAL COMMUNICATIONS MADE FROM TIME TO TIME BY AUTHORIZED OFFICERS OF THE COMPANY, MAY CONTAIN STATEMENTS RELATING TO THE FUTURE RESULTS OF THE COMPANY (INCLUDING CERTAIN PROJECTIONS AND BUSINESS TRENDS) THAT ARE CONSIDERED "FORWARD-LOOKING STATEMENTS" AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE PSLRA). SUCH FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF SUCH WORDS AS "BELIEVE," "EXPECT," "ANTICIPATE," "SHOULD," "PLANNED," "ESTIMATED," "INTEND" AND "POTENTIAL." EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, POSSIBLE OR ASSUMED ESTIMATES WITH RESPECT TO THE FINANCIAL CONDITION, EXPECTED OR ANTICIPATED REVENUE, AND RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING WITH RESPECT TO EARNINGS GROWTH; REVENUE GROWTH IN CONSUMER BANKING, LENDING AND OTHER AREAS; ORIGINATION VOLUME IN THE COMPANY'S CONSUMER, COMMERCIAL AND OTHER LENDING BUSINESSES; ASSET QUALITY AND LEVELS OF NON-PERFORMING ASSETS; CURRENT AND FUTURE CAPITAL MANAGEMENT PROGRAMS; NON-INTEREST INCOME LEVELS, INCLUDING FEES FROM SERVICES AND PRODUCT SALES; TANGIBLE CAPITAL GENERATION; MARKET SHARE; EXPENSE LEVELS; AND OTHER BUSINESS OPERATIONS AND STRATEGIES. FOR THESE STATEMENTS, THE COMPANY CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PSLRA.

THE COMPANY CAUTIONS YOU THAT A NUMBER OF IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED IN ANY FORWARD-LOOKING STATEMENT. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO:
PREVAILING ECONOMIC AND GEOPOLITICAL CONDITIONS; CHANGES IN INTEREST RATES, LOAN DEMAND, REAL ESTATE VALUES AND COMPETITION, WHICH CAN MATERIALLY AFFECT, AMONG OTHER THINGS, CONSUMER BANKING REVENUES, REVENUES FROM SALES ON NON-DEPOSIT INVESTMENT PRODUCTS, ORIGINATION LEVELS IN THE COMPANY'S LENDING BUSINESSES AND THE LEVEL OF DEFAULTS, LOSSES AND PREPAYMENTS ON LOANS MADE BY THE COMPANY, WHETHER HELD IN PORTFOLIO OR SOLD IN THE SECONDARY MARKETS; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES, AND GUIDELINES; CHANGES IN ANY APPLICABLE LAW, RULE, REGULATION OR PRACTICE WITH RESPECT TO TAX OR LEGAL ISSUES; RISKS AND UNCERTAINTIES RELATED TO ACQUISITIONS AND RELATED INTEGRATION AND RESTRUCTURING ACTIVITIES; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES. THE FORWARD-LOOKING STATEMENTS ARE MADE AS OF THE DATE OF THIS REPORT, AND, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW OR REGULATION, THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS WHY ACTUAL RESULTS COULD DIFFER FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

IN THE EVENT THAT ANY NON-GAAP FINANCIAL INFORMATION IS DESCRIBED IN ANY WRITTEN COMMUNICATION, INCLUDING THIS PRESS RELEASE, OR IN OUR TELECONFERENCE, PLEASE REFER TO THE SUPPLEMENTAL FINANCIAL TABLES INCLUDED WITH THIS RELEASE AND ON OUR WEBSITE FOR THE GAAP RECONCILIATION OF THIS INFORMATION.

                                  TABLES FOLLOW


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

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES
FINANCIAL SUMMARY
(DOLLARS IN THOUSANDS,EXCEPT PER SHARE DATA)                   Three Months Ended                   Three Months Ended
                                                                    June 30,                             March 31,
                                                    -----------------------------------------    --------------------------
                                                         2004           2003       % Change          2004        % Change
                                                    -------------   -------------  ----------    -------------  -----------
SUMMARY OF OPERATIONS:
Net income                                          $     10,500    $     12,195       (13.9)%   $     12,875     (18.4)%
Net interest income                                       45,349          36,799        23.2           38,723      17.1
Provision for loan losses                                  1,215           3,251       (62.6)           2,174     (44.1)
Non-interest income                                       17,576          16,360         7.4           23,583     (25.5)
Net gains (losses)                                        (7,877)         (6,892)       14.3              816       --
Non-interest income, excluding net gains (losses)         25,453          23,252         9.5           22,767      11.8
Non-interest expense                                      46,476          40,300        15.3           40,827      13.8
Income tax expense                                         4,734          (2,587)     (283.0)           6,430     (26.4)

SHARE DATA:
Basic earnings per share                            $       0.35    $       0.50       (30.0)%   $       0.52     (32.7)%
Diluted earnings per share                                  0.34            0.49       (30.6)            0.51     (33.3)
Cash dividends paid per share                              0.250           0.230         8.7            0.245       2.0
Book value per share                                       17.66           13.47        31.1            13.91      27.0
Weighted average shares - basic                       30,263,438      24,500,552        23.5       24,664,213      22.7
Weighted average shares - diluted                     30,812,528      25,085,553        22.8       25,350,116      21.5
Common shares outstanding                             32,997,873      24,565,237        34.3       24,759,037      33.3

END OF PERIOD BALANCES:
Investment securities portfolio                     $  2,175,961    $  2,126,758         2.3 %   $  2,127,047       2.3 %
Total loans                                            3,519,519       2,579,365        36.4        2,829,936      24.4
Assets                                                 6,417,977       5,096,296        25.9        5,268,743      21.8
Deposits                                               4,130,502       3,347,974        23.4        3,202,318      29.0
Stockholders' equity                                     582,877         330,816        76.2          344,470      69.2
Common stockholders' equity                              597,052         317,926        87.8          342,511      74.3

AVERAGE BALANCES:
Investment securities portfolio                     $  2,223,952    $  2,132,288         4.3 %   $  2,093,314       6.2 %
Loans:
  Residential real estate                              1,306,016       1,037,912        25.8        1,198,015       9.0
  Other consumer                                         499,341         503,258        (0.8)         508,067      (1.7)
  Commercial real estate                                 893,331         595,641        50.0          708,358      26.1
  Commercial business                                    594,828         374,400        58.9          395,614      50.4
Total loans                                            3,293,516       2,511,211        31.2        2,810,054      17.2
Earning assets                                         5,541,428       4,657,849        19.0        4,909,109      12.9
Assets                                                 6,113,920       4,998,848        22.3        5,230,786      16.9
Deposits:
  Noninterest-bearing                                    752,198         538,774        39.6          567,530      32.5
  Interest-bearing                                     3,067,141       2,674,138        14.7        2,503,680      22.5
Total deposits                                         3,819,339       3,212,912        18.9        3,071,210      24.4
Stockholders' equity                                     499,078         325,435        53.4          331,538      50.5
Common stockholders' equity                              508,892         308,020        65.2          332,423      53.1

SELECTED RATIOS:
Return on average assets                                    0.69 %          0.98 %                       0.99 %
Return on average equity                                    8.46           15.03                        15.62
Return on average common equity                             8.30           15.88                        15.58
Net yield on average earning assets (t/e basis)             3.31            3.18                         3.19
Efficiency ratio                                           65.46           66.92                        66.18
Leverage ratio                                              8.50            7.51                         8.56
Tier I risk-based capital ratio                            12.08           12.01                        13.47
Total risk-based capital ratio                             13.25           13.10                        15.38

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


PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES
FINANCIAL SUMMARY
(DOLLARS IN THOUSANDS,EXCEPT PER SHARE DATA)                    Six Months Ended
                                                                    June 30,
                                                    ------------------------------------------
                                                          2004          2003        % Change
                                                    -------------   -------------   ----------
SUMMARY OF OPERATIONS:
Net income                                          $     23,375    $     23,980        (2.5)%
Net interest income                                       84,072          72,426        16.1
Provision for loan losses                                  3,389           5,011       (32.4)
Non-interest income                                       41,159          38,951         5.7
Net gains (losses)                                        (7,061)         (5,645)       25.1
Non-interest income, excluding net gains (losses)         48,220          44,596         8.1
Non-interest expense                                      87,303          79,350        10.0
Income tax expense                                        11,164           3,036       267.7

SHARE DATA:
Basic earnings per share                            $       0.85    $       0.98       (13.3)%
Diluted earnings per share                                  0.83            0.96       (13.5)
Cash dividends paid per share                              0.495           0.455         8.8
Book value per share                                       17.66           13.47        31.1
Weighted average shares - basic                       27,465,996      24,443,021        12.4
Weighted average shares - diluted                     28,086,337      25,067,005        12.0
Common shares outstanding                             32,997,873      24,565,237        34.3

END OF PERIOD BALANCES:
Investment securities portfolio                     $  2,175,961    $  2,126,758         2.3 %
Total loans                                            3,519,519       2,579,365        36.4
Assets                                                 6,417,977       5,096,296        25.9
Deposits                                               4,130,502       3,347,974        23.4
Stockholders' equity                                     582,877         330,816        76.2
Common stockholders' equity                              597,052         317,926        87.8

AVERAGE BALANCES:
Investment securities portfolio                     $  2,158,633    $  2,091,344         3.2 %
Loans:
  Residential real estate                              1,252,017       1,040,721        20.3
  Other consumer                                         503,703         503,108         0.1
  Commercial real estate                                 800,845         590,039        35.7
  Commercial business                                    495,221         371,541        33.3
Total loans                                            3,051,786       2,505,409        21.8
Earning assets                                         5,225,269       4,609,411        13.4
Assets                                                 5,672,354       4,941,650        14.8
Deposits:
  Noninterest-bearing                                    659,864         504,418        30.8
  Interest-bearing                                     2,785,410       2,675,807         4.1
Total deposits                                         3,445,274       3,180,225         8.3
Stockholders' equity                                     415,308         321,795        29.1
Common stockholders' equity                              420,658         305,201        37.8

SELECTED RATIOS:
Return on average assets                                    0.83 %          0.98 %
Return on average equity                                   11.32           15.03
Return on average common equity                            11.17           15.84
Net yield on average earning assets (t/e basis)             3.25            3.18
Efficiency ratio                                           65.79           67.61
Leverage ratio                                              8.50            7.51
Tier I risk-based capital ratio                            12.08           12.01
Total risk-based capital ratio                             13.25           13.10

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